COGNITRONICS REPORTS FIRST QUARTER RESULTS

DANBURY, Conn., May 13, 2004   Cognitronics Corporation (AMEX:CGN)
today reported a net loss of $1.4 million, or $.24 per diluted share, for the quarter ended March 31, 2004 compared to a net loss of $1.3 million, or $.24 per diluted share, a year ago.

Sales for the first quarter were $2.3 million in 2004 and $2.5 million in 2003.

The company said that the $.2 million decrease in first quarter 2004 sales from the comparable 2003 period was attributable to a decrease in sales by its domestic operations. Domestic operations continue to be adversely impacted by the slowdown in capital expenditures throughout the telecommunications industry,

"Cognitronics remains committed to its strategy to deliver world-class media server platforms to our telecommunications customers," said Brian J. Kelley, president and chief executive
officer of Cognitronics.    "Although domestic sales continued to be
weak in the first quarter of 2004, proposal activity has increased. In 2004, the company has entered into a reseller agreement with Spectel, a leader in conferencing solutions; successfully completed interoperability testing of our CX Media Server products with Telcordia Technologies, Inc., a leading global provider of telecommunications software and services; and Cedar Point Communications, a leading Voice over Cable system provider; and entered into a distribution agreement with Syndeo Corporation, a provider of VoIP systems to cable operators. Each of these items expands the company's market offerings in traditional circuit switched and next-generation networks.

"Further, Cognitronics anticipates increased orders in the second quarter from a major telecommunications service provider for our CX 4000 Media Server products. These orders will expand the company's presence in the network infrastructure, particularly in the Advanced Intelligent Network (AIN) segment I am confident that the company will be successful in these emerging markets as projects are funded and implemented."

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP and ATM packet networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.
Cognitronics is a registered trademark of Cognitronics Corporation

Telcordia is a registered trade mark of Telcordia Technologies, Inc. Cedar Point Communications is a registered trademark of Cedar Point Communications, Inc.

                       COGNITRONICS CORPORATION
                          SUMMARY OF RESULTS

                                                   Three Months
                                                  Ended March 31,

                                                2004           2003

Net sales                                    $2,261,000     $2,496,000

Net loss                                    ($1,351,000)   ($1,325,000)

Net loss per share:

    Basic                                         ($.24)         ($.24)

    Diluted                                       ($.24)         ($.24)

Weighted average number of shares outstanding:

    Basic                                     5,707,198      5,509,494

    Diluted                                   5,707,198      5,509,494


                    SUMMARY OF FINANCIAL POSITION

                                              March 31,     December 31,
                                                2004            2003

Cash, cash equivalents and
 marketable securities                       $8,924,000     $8,833,000

Working capital                             $12,918,000    $14,143,000

Total assets                                $17,861,000    $18,898,000

Total stockholders' equity                  $13,105,000    $14,224,000

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